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Limoneira Company Announces First Quarter Fiscal Year 2012 Financial Results

- First Quarter Agribusiness Revenue Increased 89% Compared to First Quarter Last Year - - Cartons of Fresh Lemons Sold Increased 137% Compared to First Quarter Last Year-
- Expects Continued Growth in Fiscal Year 2012 Agribusiness Revenue Resulting from Increase in Fresh Lemon Sales and Larger Avocado Production-

Santa Paula, CA., March 12, 2012 – Limoneira Company (NASDAQ: LMNR), a leading agribusiness with prime agricultural land and operations, real estate and water rights in California, today reported financial results for the first quarter ended January 31, 2012.

Fiscal Year 2012 First Quarter Results

For the first quarter of fiscal year 2012, revenue was $10.2 million, compared to revenue of $5.9 million in the first quarter of the previous fiscal year. Agribusiness revenue increased 89% to $9.2 million, compared to $4.9 million in the first quarter last year. Rental revenue was $1.0 million in the first quarter of fiscal year 2012, essentially flat compared to the first quarter last year. Real estate development revenue was $44,000, compared to $56,000 in the first quarter last year.

First quarter 2012 agribusiness revenue is primarily comprised of $7.8 million in lemon sales, compared to $3.1 million of lemon sales during the same period of fiscal year 2011, reflecting a larger number of cartons of fresh lemons sold as well as higher average price per carton. The Company also experienced higher sales of lemon by-products compared to the same period last year. Avocado revenue in the first quarter of fiscal year 2012 was $124,000 compared to $6,000 in the first quarter last year. The Company expects that avocado sales will improve on a year-over-year basis in the coming quarters of fiscal year 2012. The Company generated $1.3 million of orange, specialty citrus and other crop revenues in the first quarter of fiscal year 2012 compared to $1.8 million in the same period of fiscal year 2011 due primarily to lower sales volume and prices of oranges.

Costs and expenses for the first quarter of fiscal year 2012 were $15.0 million, compared to $11.4 million in the first quarter of last fiscal year. The year-over-year increase in operating expenses reflects increased agribusiness costs associated with the higher sales for this segment, partially offset by lower selling, general and administrative expenses.

Operating loss for the fiscal year 2012 first quarter was $4.7 million, compared to operating loss of $5.5 million in the first quarter of the previous fiscal year.

Adjusted EBITDA (defined as net income excluding interest expense, income taxes, depreciation and amortization, and non-cash impairment charges on real estate development) in the first quarter of fiscal year 2012 was ($3.9 million), compared to ($4.6 million) in the first quarter of the previous fiscal year. A reconciliation of Adjusted EBITDA to the GAAP measure net income is provided at the end of this release.

As a result of a larger amount of capitalized interest and lower average debt levels during the first quarter of fiscal year 2012, interest expense was $175,000 compared to $354,000 in the same period of fiscal year 2011. Additionally, non-cash fair value adjustments on the Company’s interest rate swap resulted in income of $159,000 in the first quarter of fiscal year 2012 compared to income of $477,000 in the same period of the prior year.

Net loss applicable to common stock, after preferred dividends, for the first quarter of fiscal year 2012 was $2.9 million, or ($0.26) per share. This compares to net loss applicable to common stock, after preferred dividends, in the first quarter of fiscal year 2011 of $3.4 million, or ($0.30) per share.

Harold Edwards, President and Chief Executive Officer, stated, “Our financial results reflect the expected soft seasonality of our business in the first quarter and we are encouraged by our solid start to fiscal 2012 in our agribusiness segment and the direction of our overall business. Our agribusiness revenue increased 89% in the first quarter, which was primarily driven by strong lemon sales, reflecting a larger number of fresh lemon cartons sold and higher prices as well as the success of our direct lemon sales and marketing strategy. Our avocado sales also increased on a year-over-year basis, and we expect this trend to continue in the second and third quarters when avocados experience peak seasonality. As we previously announced, in January, we entered into a series of operating leases with the Sheldon Ranches for 1,000 acres of citrus and other crop orchards in Lindsay, California. This transaction represents approximately a 20% increase in our productive agriculture acreage and is consistent with our agribusiness growth strategy. Overall, we are excited about the outlook for our agribusiness in fiscal 2012 and are confident that we will deliver improved year-over-year results.”

Mr. Edwards continued, “We also remain focused on our real estate development efforts and are continually evaluating market conditions to ensure that we capitalize on opportunities to monetize our real estate portfolio as they may arise. With our recently amended Rabobank credit agreement, we have additional financial flexibility to make strategic investments to grow our business and enhance our operations. In addition, we will continue to manage our operating expenses and reduce our long-term debt as our cash flow improves in our seasonally stronger second and third quarters. We are optimistic about our prospects for fiscal year 2012 and beyond as we remain committed to maximizing our growth potential and enhancing shareholder value.”

Balance Sheet and Liquidity

The Company had working capital of $2.1 million as of January 31, 2012. Cash used in operating activities in the first quarter of fiscal year 2012 was $5.0 million, compared to $5.8 million in the first quarter of fiscal year 2011. Seasonality in agriculture operations results in corresponding quarterly fluctuations in operating cash flows. As operating cash flows typically improve during the year, the Company plans to apply such cash flows towards debt reduction and investments in strategic objectives.

Real Estate Development

During the first quarter of fiscal year 2012, the Company continued to execute its real estate development strategy by capitalizing development costs of $709,000 compared to $675,000 in the same period of fiscal year 2011.

First Quarter Fiscal Year 2012 Business Highlights

The Company continues to benefit from the success of its direct lemon sales and marketing strategy. In the first quarter of fiscal year 2012, lemon sales were comprised of approximately 70% in domestic sales and 30% in sales to domestic exporters.

Alex Teague, Senior Vice President stated, “Our direct lemon marketing and sales strategy has now been implemented for over one year, and we are extremely pleased with its success. In the first quarter, we sold approximately 240,000 more fresh lemon cartons than the first quarter of last year, and we are looking forward to continued growth throughout this year.”

On November 14, 2011, the Company amended certain terms of its line of credit with Rabobank, N.A. The maturity date was extended to June 30, 2018 from June 30, 2013, and the borrowing capacity was increased to $100 million from $80 million, subject to underlying collateral value. The interest rate for the amended line of credit will be LIBOR plus 1.80% beginning July 1, 2013 until the maturity date. Currently, the interest rate on the line of credit is LIBOR plus 1.50%. Additionally, the Company entered into a forward interest rate swap to manage the variable interest rate risk associated with the amended Rabobank line of credit. The forward interest rate swap establishes a fixed interest rate of 4.30% on $40 million of outstanding line of credit borrowings beginning July 1, 2013 and through June 30, 2018. Limoneira currently has an interest rate swap which locks in the interest rate on $42 million of outstanding line of credit borrowings at 5.13% until June 30, 2013. These amendments provide the Company with additional financial flexibility to make strategic investments in its business and manage borrowing costs.

In January 2012, the Company entered into a series of operating leases for approximately 1,000 acres of lemon, orange, specialty citrus and other crop orchards in Lindsay, California. Each of the leases is for a ten-year term and provides for four five-year renewal options with an aggregate base rent of approximately $500,000 per year. The leases also contain a profit share arrangement with the landowners as additional rent on each of the properties and a provision for the potential purchase of the property by Limoneira in the future.

About Limoneira Company

Limoneira Company, a 119-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra), is a dedicated sustainability company with approximately 7,850 acres of rich agricultural lands, real estate properties and water rights in California. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; increased costs from becoming a public company and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company’s operations and interest costs associated with its capital structure, management believes that earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA, which excludes impairments on real estate development assets, is an important measure to evaluate the Company’s results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies. Unaudited EBITDA and Adjusted EBITDA are summarized and reconciled to net income, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows:

First Quarter Fiscal Years 2012 and 2011

Three months ended January 31,
2012	2011
Net loss	$(2,809,000)	$(3,327,000)
Total interest expense (income)	16,000	(123,000)
Income taxes	(1,580,000)	(1,712,000)
Depreciation and amortization	520,000	568,000
EBITDA	(3,853,000)	(4,594,000)
Impairments of real estate development assets	-	-
Adjusted EBITDA	$(3,853,000)	$(4,594,000)

Limoneira Company

Consolidated Balance Sheets (unaudited)

	January 31, 2012	October 31, 2011
Assets
Current assets:
Cash	$28,000	$21,000
Accounts receivable, net	5,151,000	2,410,000
Notes receivable – related parties	49,000	36,000
Notes receivable	350,000	350,000
Cultural costs	663,000	926,000
Prepaid expenses and other current assets	1,961,000	1,385,000
Income taxes receivable	2,904,000	1,324,000
Total current assets	11,106,000	6,452,000

Property, plant, and equipment, net	49,090,000	49,187,000
Real estate development	73,763,000	72,623,000
Equity in investments	8,938,000	8,896,000
Investment in Calavo Growers, Inc.	18,088,000	15,009,000
Notes receivable – related parties	16,000	56,000
Notes receivable	2,157,000	2,123,000
Other assets	5,145,000	4,682,000
Total assets	$168,303,000	$159,028,000

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,965,000	$2,650,000
Growers payable	2,990,000	1,004,000
Accrued liabilities	2,327,000	2,399,000
Current portion of long-term debt	742,000	736,000
Total current liabilities	9,024,000	6,789,000
Long-term liabilities:
Long-term debt, less current portion	89,270,000	82,135,000
Deferred income taxes	10,816,000	10,160,000
Other long-term liabilities	9,245,000	7,892,000
Total long-term liabilities	109,331,000	100,187,000
Commitments and contingencies
Stockholders’ equity:
Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 30,000 shares issued and outstanding at January 31, 2012 and October 31, 2011) (8.75% coupon rate)	3,000,000	3,000,000
Series A Junior Participating Preferred Stock – $.01 par value (50,000 shares authorized: 0 issued or outstanding at January 31, 2012 and October 31, 2011)	-	-
Common Stock – $.01 par value (19,900,000 shares authorized: 11,204,561 and 11,205,241 shares issued and outstanding at January 31, 2012 and October 31, 2011, respectively)	112,000	112,000
Additional paid-in capital	34,990,000	34,863,000
Retained earnings	11,756,000	14,980,000
Accumulated other comprehensive income (loss)	90,000	(903,000)
Total stockholders’ equity	49,948,000	52,052,000
Total liabilities and stockholders’ equity	$168,303,000	$159,028,000

Limoneira Company

Consolidated Statements of Operations (unaudited)

	Three months ended January 31,

	2012	2011
Revenues:
Agribusiness	$9,202,000	$4,875,000
Rental	991,000	970,000
Real estate development	44,000	56,000
Total revenues	10,237,000	5,901,000
Costs and expenses:
Agribusiness	11,390,000	7,638,000
Rental	568,000	560,000
Real estate development	248,000	290,000
Selling, general and administrative	2,771,000	2,950,000
Total costs and expenses	14,977,000	11,438,000
Operating loss	(4,740,000)	(5,537,000)
Other income (expense):
Interest expense	(175,000)	(354,000)
Interest income related to derivative instruments	159,000	477,000
Interest income	25,000	29,000
Other income, net	345,000	337,000
Total other income	354,000	489,000
Loss before income tax benefit and equity in (losses) earnings of investments	(4,386,000)	(5,048,000)
Income tax benefit	1,580,000	1,712,000
Equity in (losses) earnings of investments	(3,000)	9,000
Net loss	(2,809,000)	(3,327,000)
Preferred dividends	(66,000)	(66,000)
Net loss applicable to common stock	$(2,875,000)	$(3,393,000)

Basic net loss per common share	$(0.26)	$(0.30)

Diluted net loss per common share	$(0.26)	$(0.30)

Dividends per common share	$0.03	$0.03

Weighted-average common shares outstanding-basic	11,205,000	11,199,000
Weighted-average common shares outstanding-diluted	11,205,000	11,199,000